EXHIBIT 10.2

WESTMORELAND COAL COMPANY
TIME VESTED CASH UNIT AGREEMENT
This Cash Unit Agreement (this “Agreement”) is made and entered into as of May 18, 2016 (the “Grant Date”) by and between Westmoreland Coal Company, a Delaware corporation (the “Company”) and _______________ (the “Grantee”).
WHEREAS, the Company has adopted the Westmoreland Coal Company Long-Term Incentive Plan Guideline (the “Plan”) pursuant to which awards of Cash Units may be granted; and
WHEREAS, the Committee has determined that it is in the best interests of the Company and its shareholders to grant the award of Cash Units provided for herein.
NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:
Section 1.DEFINITIONS.
1.1
    Affiliate means a corporation or other entity that, directly or through one or more intermediaries, controls, is controlled by or is under common control with, the Company.
1.2
    Change in Control means:
a.
    One person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; provided that a Change in Control has not occurred if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company’s stock and acquires additional stock;
b.
    One person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Company’s stock possessing 30% or more of the total voting power of the stock of such corporation;
c.
    A majority of the members of the Company’s board of directors are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the board of directors before the date of appointment or election; or
d.
    One person (or more than one person acting as a group), acquires (or has

EXHIBIT 10.2

acquired during the twelve-month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisitions.
1.3
    Cause means:
a.
    with respect to any Employee: (a) If the employee is a party to an employment or service agreement with the Company or its Affiliates and such agreement provides for a definition of Cause, the definition contained therein; or (b) if no such agreement exists, or if such agreement does not define Cause: (i) the commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or an Affiliate; (ii) conduct that results in or is reasonably likely to result in harm to the reputation or business of the Company or any of its Affiliates; (iii) gross negligence or willful misconduct with respect to the Company or an Affiliate; or (iv) material violation of state or federal securities laws.
b.
    with respect to any director, a determination by a majority of the disinterested board members that the director has engaged in any of the following: (a) malfeasance in office; (b) gross misconduct or neglect; (c) false or fraudulent misrepresentation inducing the director’s appointment; (d) willful conversion of corporate funds; or (e) repeated failure to participate in Board meetings on a regular basis despite having received proper notice of the meetings in advance.
The Committee has the discretion to determine the effect of all matters and questions relating to whether a participant has been discharged for Cause.
1.4
    Code means the Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code includes a reference to any regulations promulgated thereunder.
1.5
    Committee means a committee of one or more members of the board appointed by the board to administer the Plan.
1.6
    Continuous Service means that the participant’s service with the Company or an Affiliate, whether as an employee or director, is not interrupted or terminated. The participant’s Continuous Service has not terminated merely because of a change in the capacity in which the participant renders service to the Company or an Affiliate as an employee or director or a change in the entity for which the Participant renders such service; provided that if any Award is subject

EXHIBIT 10.2

to Code Section 409A, this sentence is only effective to the extent consistent with Code Section 409A. For example, a change in status from an Employee of the Company to a director of an Affiliate will not constitute an interruption of Continuous Service. The Committee or its delegate, in its sole discretion, may determine whether Continuous Service has been interrupted in the case of any leave of absence, including sick leave, military leave or any other personal or family leave of absence.
1.7
    Disability means that the participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment; provided, however, for purposes of determining the term of an incentive stock option, the term Disability shall have the meaning ascribed to it under Code Section 22(e)(3). The determination of whether an individual has a Disability shall be determined under procedures established by the Committee. Except in situations where the Committee is determining Disability for purposes of the term of an incentive stock option, the Committee may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Affiliate in which a Participant participates.
1.8
    Fair Market Value means, as of any date, the value of the Common Stock as determined (for so long as the Common Stock is readily tradable on an established securities market, including without limitation the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market) by reference to the closing sale price for the primary trading session in the principal U.S. market for the Common Stock on the date of grant.
1.9
    Good Reason means: (a) If an employee is a party to an employment or service agreement with the Company or its Affiliates and such agreement provides for a definition of Good Reason, the definition contained therein; or (b) if no such agreement exists or if such agreement does not define Good Reason, the occurrence of one or more of the following without the participant’s express written consent, which circumstances are not remedied by the Company within 30 days of its receipt of a written notice from the participant describing the applicable circumstances (which notice must be provided by the participant within 90 days of the Participant’s knowledge of the applicable circumstances): (i) any material, adverse change in the participant’s duties, responsibilities, authority, title, status or reporting structure; (ii) a material reduction in the participant’s base salary or bonus opportunity; or (iii) a geographical relocation of the participant’s principal office location by more than 50 miles.
Section 2.
    GRANT OF CASH UNITS.
2.1
    Pursuant to the Plan, the Company hereby issues to the Grantee on the Grant Date an Award consisting of, in the aggregate, «CU» Cash Units (the “Cash Units” or “CUs”). Each Cash Unit represents the Fair Market Value of one share of Westmoreland Coal Company common stock, subject to the terms and conditions set forth in this Agreement and the Plan.

EXHIBIT 10.2

Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Plan.
2.2
    The Cash Units shall be credited to a separate account maintained for the Grantee on the books and records of the Company (the “Account”). All amounts credited to the Account shall continue for all purposes to be part of the general assets of the Company.
Section 3.
    CONSIDERATION.
The grant of the Cash Units is made in consideration of the services to be rendered by the Grantee to the Company.
Section 4.
    VESTING.
4.1
    Except as otherwise provided herein, provided that the Grantee remains in Continuous Service, at the sole discretion of the Compensation and Benefits Committee, through the applicable vesting date, the Cash Units will vest in accordance with the following schedule (the period during which restrictions apply, the “Restricted Period”):

Vesting Date	Number of Cash Units That Vest
April 1, 2017	1/3
April 1, 2018	1/3
April 1, 2019	1/3
Upon vesting, and Grantee meeting the applicable requirements for vesting contained in this Agreement, the Cash units will marked to market and paid out to the Grantee in cash at the Fair Market Value on the vesting date.
4.2
    The foregoing vesting schedule notwithstanding, if the Grantee’s Continuous Service terminates as a result of the Grantee’s death, Disability, a termination by the Company or an Affiliate without Cause or a termination by the Grantee for Good Reason, 100% of the unvested Cash Units shall vest as of the date of such termination.
4.3
    The foregoing vesting schedule notwithstanding, if a Change in Control occurs and the Grantee’s Continuous Service is terminated by the Company or an Affiliate without Cause or by the Grantee for Good Reason, and the Grantee’s date of termination occurs (or in the case of the Grantee’s termination of Continuous Service for Good Reason, the event giving rise to Good Reason occurs) within twelve (12) months following the Change in Control, all unvested Cash Units shall automatically become 100% vested on the Grantee’s date of termination.

EXHIBIT 10.2

Section 5.
    RESTRICTIONS.
Subject to any exceptions set forth in this Agreement or the Plan, during the Restricted Period and until such time as the Cash Units are settled in accordance with Section Section 6, the Cash Units or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Cash Units or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the Cash Units will be forfeited by the Grantee and all of the Grantee’s rights to such units shall immediately terminate without any payment or consideration by the Company.
Section 6.
    SETTLEMENT OF CASH UNITS.
6.1
    Subject to Section 9 hereof, promptly following the vesting date, and in any event no later than March 15 of the calendar year following the calendar year in which such vesting occurs, the Company shall deliver to the Grantee cash equal to the Fair Market Value of the Cash Units on the vesting date.
6.2
    If the Grantee is deemed a “specified employee” within the meaning of Section 409A of the Code, as determined by the Committee, at a time when the Grantee becomes eligible for settlement of the CUs upon his “separation from service” within the meaning of Section 409A of the Code, then to the extent necessary to prevent any accelerated or additional tax under Section 409A of the Code, such settlement will be delayed until the earlier of: (a) the date that is six months following the Grantee’s separation from service and (b) the Grantee’s death.
Section 7.
    NO RIGHT TO CONTINUED SERVICE.
Neither the Plan nor this Agreement shall confer upon the Grantee any right to be retained in any position, as an Employee or Director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Grantee’s Continuous Service at any time, with or without Cause.
Section 8.
    ADJUSTMENTS.
If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, the Cash Units shall be adjusted or terminated in any manner as contemplated by of the Plan.
Section 9.
    TAX LIABILITY AND WITHHOLDING.

EXHIBIT 10.2

9.1
    The Grantee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Grantee pursuant to the Plan, the amount of any required withholding taxes in respect of the Cash Units and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes.
9.2
    Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the Cash Units; and (b) does not commit to structure the Cash Units to reduce or eliminate the Grantee’s liability for Tax-Related Items.
Section 10.
    MISCELLANEOUS PROVISIONS
10.1
    Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Secretary of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Grantee under this Agreement shall be in writing and addressed to the Grantee at the Grantee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.
10.2
    Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles.
10.3
    Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company.
10.4
    Cash Units Subject to Plan. This Agreement is subject to the Plan as approved by the Company’s Compensation and Benefits Committee. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.
10.5
    Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and

EXHIBIT 10.2

assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom the Cash Units may be transferred by will or the laws of descent or distribution.
10.6
    Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.
10.7
    Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Cash Units in this Agreement does not create any contractual right or other right to receive any Cash Units or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment with the Company.
10.8
    Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the Cash Units, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Grantee’s material rights under this Agreement without the Grantee’s consent.
10.9
    Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.
10.10
    No Impact on Other Benefits. The value of the Grantee’s Cash Units is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit, except to the extent required under the terms of any qualified pension plan.
10.11
    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to

EXHIBIT 10.2

preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
10.12
    Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the Cash Units subject to all of the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Cash Units and that the Grantee has been advised to consult a tax advisor prior to such vesting.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Westmoreland Coal Company
By: _____________________ Name: Jennifer Grafton Title: Senior Vice President and Chief Administrative Officer

By: _____________________ Name: __________________

6671873_1
Rev. 7/19/2016